Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan, 1998 Non-Officer Stock Option Plan, and 1999 Equity Incentive Plan, as amended, of Cerus Corporation of our reports dated February 26, 2008, with respect to the consolidated financial statements of Cerus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Cerus Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 28, 2008